
                                                                                                                        EXHIBIT 12.1



                                                          C. R. BARD, INC.


                                          Computation of Ratio of Earnings to Fixed Charges

                                                                                                  Years
                                                      Six Months                            Ended December 31,
                                                    Ended June 30,    -------------------------------------------------------------
                                                         1996            1995        1994         1993         1992          1991
                                                         ----            ----        ----         ----         ----          ----
Earnings before taxes .............................   $  49,600       $ 123,500    $ 104,100    $ 101,400    $ 120,200    $  88,700
Add (deduct):
Fixed charges .....................................      16,000          31,500       23,200       18,700       19,900       21,200
Undistributed earnings of less than
  50% owned companies carried at
  equity ..........................................        (300)           (800)        (400)        (200)        (500)        (500)
Interest capitalized ..............................           0            --           (200)        --           (300)        (900)
                                                      ---------       ---------    ---------    ---------    ---------    ---------
Earnings available for fixed charges ..............   $  65,300       $ 154,200    $ 126,700    $ 119,900    $ 139,300    $ 108,500
                                                      =========       =========    =========    =========    =========    =========
Fixed charges:
 Interest, including amounts
   capitalized ....................................   $  12,100       $  24,200    $  16,500    $  12,500    $  13,700    $  14,800
 Proportion of rent expense deemed to
   represent interest factor ......................       3,900           7,300        6,700        6,200        6,200        6,400
                                                      ---------       ---------    ---------    ---------    ---------    ---------
Fixed charges .....................................   $  16,000       $  31,500    $  23,200    $  18,700    $  19,900    $  21,200
                                                      =========       =========    =========    =========    =========    =========
Ratio of earnings to fixed charges ................        4.08(1)         4.89         5.46         6.41         7.00         5.12
                                                      =========       =========    =========    =========    =========    =========

----------------

(1) During the six months ended June 30, 1996, the Company recorded (1) a credit of $2,500,000 for the elimination of a contractual agreement which previously had been accrued, (2) $9,900,000 of income related to royalties on angioplasty catheter balloon technology received on sales for prior periods and charges of $31,000,000 (16,800,000 net of tax) related to the writedown of assets and (3) miscellaneous charges amounting to $6,000,000 primarily related to legal settlements. Excluding the effects of these unusual items, for the six months ended June 30, 1996 earnings before taxes would have been $74,200,000 and the ratio of earnings to fixed charges would have been 5.62.